UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
 OF THE SECURITIES EXCHANGE ACT OF 1934

April 2, 2012
Date of Report
(Date of earliest event reported)

Defense Industries International, Inc.
 (Exact name of registrant as specified in its charter)

Nevada	000-30105	84-1421483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12 Hamefalsim Street, Petach Tikva 49514, Israel
(Address of principal executive offices and zip code)

                      (011) 972-3-7168383
(Registrant’s telephone number, including area code)

                                    Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

*	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 14, 2011, the Registrant’s wholly-owned subsidiary, Achidatex Nazareth Elite (1977) Ltd., or Achidatex, entered into an agreement to purchase the personal protection activity of Rabintex Industries Ltd, a company that specialized in vehicle armoring and personal protection activity, or Rabintex. Under the agreement, which was entered into with the court appointed trustee for Rabintex,  Achidatex acquired certain of the equipment of Rabintex and certain of its subsidiaries, intangible assets, inventory, Rabintex’s personal armoring activity (without assuming any liabilities) and certain real estate which relates to such activities. Under the agreement Achidatex did not acquire ownership of Rabintex or assume any of its liabilities.

According to the purchase agreement, Achidatex will pay Rabintex NIS 42 million (approximately $12 million), out of which, NIS 6.5 million (approximately $1.7  million) will be paid in consideration of the real estate of Rabintex in Be'it She'an, Israel, and the Registrant will issue 10% of its outstanding shares of common stock  to the court appointed trustee of Rabintex.

On April 2, 2012 the closing of the transactions took place and all title and rights in and to the purchased assets and the real estate were transferred to Achidatex. As part of the closing, Achidatex entered into a supplementary agreement by which adjustments to the consideration payable to the court appointed trustee of Rabintex were agreed upon as follows:

(1)	The consideration payable at the closing was reduced to NIS 36 million as a result of interim payments and credits; and

(2)
 In addition, the consideration payable was further reduced by NIS 12 million to NIS 24 million by selling the inventory attributable to a project in Italy, which was sold by the court appointed trustee  to  a corporation in Norway.

Achidatex entered into financing agreements with Bank Hapoalim Ltd. and the First International Bank of Israel Ltd. in order to finance NIS 21 million (approximately $5.6 million) of the purchase consideration. Under the agreements, Bank Hapoalim Ltd. will finance NIS 10,273,250 (approximately $2.75 million) and the First International Bank of Israel Ltd. will finance NIS 10,726,750 (approximately $2.88 million).

ITEM 2.01  COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

See Item 1.01 above, which is incorporated herein by reference.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

In connection with the closing of  the acquisition of the Rabintex assets on April 2, 2012, Achidatex entered into the following financing arrangements:

 (i)         the payment of NIS 3 million (approximately $804,000) to the trustee for Rabintex, payable in 50 equal installments beginning August 2, 2012. This debt is linked to changes in the Israel Consumer Price Index.

(ii)         a credit of NIS 4.4 million (approximately $1.2 million) from Bank Hapoalim Ltd. payable on January 1, 2013. This loan was used to pay for the Rabintex real estate and bears interest of prime plus 1% (5.0312%  at April 2, 2012).

(iii)       a credit of NIS 10.4 million (approximately $2.8 million) from Bank Hapoalim Ltd. which is payable in 50 installments beginning August 2, 2012 and  bearing  interest of  prime plus 1% (5.0312% at April 2, 2012).  The first 24 installments will be for NIS 121,000 ( approximately $32,400) and the remaining 26 installments will be for NIS 284,000 (approximately  $ 76,100).

(iv)        a credit of NIS 4.2 million (approximately $1.1 million ) from the  First  International Bank of Israel payable in 50 installments beginning August 2, 2012 and bearing interest of  prime plus 1% ( 5.0312%  at April 2, 2012). The first 24 installments will be for NIS 49,000 (approximately $13,100) and the remaining 26 installments will be for NIS 117,000 (approximately $31,400 ).

(v)         a credit of NIS 1.8  million (approximately $483,000) from the First  International Bank of Israel payable on January 1, 2013 and bearing interest of  prime plus 1% (5.0312% at April 2, 2012). This loan was used to pay for the Rabintex real estate.

In connection with these loans, the following security and guarantees were provided to the two banks, who have agreed  to share in the security on an equal basis based on their loan amounts:

•	Unlimited floating charge on all of the assets of Achidatex.

•	Unlimited fixed charge on all the rights relating to the acquired real estate.

•	Unlimited fixed charge on all the rights relating to the acquired equipment.

•	Unlimited guarantees by Export Erez Ltd. and Mayotex Ltd., wholly- owned subsidiaries of the Registrant.

•
In addition, Mr. Uri Nissani, the principal shareholder and president of the Registrant, has provided a limited guarantee with respect to the loan amounts related to the real estate acquired by the Registrant.

The financing agreement with Bank Hapoalim Ltd. includes a consent for an additional credit line of up to NIS 3 million (approximately $804,000),without any additional collateral, in the event  that Achidatex enters into  a credit agreement with an additional bank, at the rate of 60% of the credit line entered into with such additional bank.

ITEM 3.02  UNREGISTERED SALES OF EQUITY SECURITIES.

In connection with the acquisition of certain of the assets of Rabintex, the Registrant agreed to issue 2,815,054 shares of its common stock to the receiver of Rabintex as partial consideration for such assets. Such shares are being issued pursuant to the exemption afforded by Section 4(2) of the Securities Act of 1933, as amended.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(d)           Exhibits

10.1           English Translation of Asset Purchase Agreement Among Rabintex Industries Ltd (A company under temporary dissolution), Achidatex Nazareth Elite (1977) Ltd. and Defense Industries International Inc. dated April 2, 2012.*

10.2           English Translation of Loan Agreement between Bank Hapoalim Ltd. and Achidatex Nazareth Elite (1977) Ltd. dated April 2, 2012.*

10.3           English Translation of Loan Agreement between First International Bank of Israel Ltd. and  Achidatex Nazareth Elite (1977) Ltd. dated April 2, 2012.*

_________

*           To be filed by amendment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 5, 2012
Defense Industries International, Inc.
(Registrant)

By: /s/Uri Nissani
Name: Uri Nissani
Chief Executive Officer and
President